Exhibit 99.1

Windtree Therapeutics Reports Second Quarter 2022
Financial Results and Provides Key Business Updates

WARRINGTON, PA – August 11, 2022 – Windtree Therapeutics, Inc. (NasdaqCM: WINT), a biotechnology company focused on advancing multiple late-stage interventions for acute cardiovascular and pulmonary disorders, today reported financial results for the second quarter ended June 30, 2022 and provided key business updates.

“Since announcing the positive topline results from our Phase 2 SEISMiC study of istaroxime in early cardiogenic shock, we have received notable interest and positive scientific and biopharma industry responses in what has been widely recognized as a differentiated and desirable therapeutic profile to address a significant opportunity in the major markets of cardiogenic shock and heart failure,” said Craig Fraser, President and Chief Executive Officer of Windtree. “Positive SEISMiC study results have paved the way for what we believe could be a relatively fast and less expensive developmental and regulatory pathway and as such, we are executing study start-up for an extension to the SEISMiC study designed to optimize dosing for Phase 3. To support this opportunity, we have optimized our cash runway and aligned our resources and activities to focus on our cardiogenic shock program. We believe istaroxime presents a compelling opportunity to build value and help critically ill patients. We look forward to delivering additional clinical milestones and meeting with regulatory agencies to define the next steps in our development path to potential approval.”

Key Business Updates

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Announced the SEISMiC early cardiogenic shock study of istaroxime met its primary endpoint in systolic blood pressure (SBP) profile over six hours with the istaroxime treated group performing significantly better compared to the control group and significant improvements through the 24-hour SBP profile measurement. The SBP increases were rapid, appearing within the first hour and sustained through the last measure at 96 hours. Istaroxime treatment also demonstrated improvement in cardiac index compared to control, and other key secondary measurements associated with cardiac function were significantly improved as well. Importantly, renal function and heart rate were maintained.

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Presented the results of SEISMiC as a late-breaker presentation at the European Society of Cardiology Heart Failure Conference in Madrid, Spain. The presentation, entitled: “The Safety and Efficacy of Istaroxime for Pre-Cardiogenic Shock,” was given by Dr. Marco Metra, Professor of Cardiology and Director of the Institute of Cardiology of the Department of Medical and Surgical Specialties, Radiological Sciences and Public Health of the University and Civil Hospitals of Brescia, Italy, and Principal Investigator of the Company’s Phase 2 SEISMiC study of istaroxime in early cardiogenic shock. Dr. Metra highlighted key details and results of the study, a summary of which can be found on the company’s Events page: https://ir.windtreetx.com/events

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SEISMiC was also presented at the Critical Care Clinical Trialists meeting in Washington, DC by Dr. Alex Mebazza, Professor of Anesthesiology and Critical Care Medicine, Paris Diderot School of Medicine. Additionally, the trial was presented and discussed at an accompanying cardiogenic shock workshop.

●	The Company announced that it is leveraging positive istaroxime early cardiogenic shock results, and the interest from potential partners that it created, to proactively engage in formal licensing discussions and explore strategic opportunities that may lead to greater shareholder value.

Select Financial Results for the Second Quarter ended June 30, 2022

For the second quarter ended June 30, 2022, the Company reported an operating loss of $17.5 million, compared to an operating loss of $45.4 million in the second quarter of 2021. Included in operating loss for the second quarter of 2022 is non-cash expense of $11.6 million related to the impairment of goodwill. Included in operating loss for the second quarter of 2021 is non-cash expense of $37.8 million related to the impairment of the Company’s rostafuroxin intangible asset.

Research and development expenses were $3.0 million for the second quarter of 2022, compared to $4.2 million for the second quarter of 2021. The decrease in research and development expenses is primarily due to (i) a decrease of $0.5 million related to our decision in January 2022 to begin to reduce costs related to the KL4 surfactant platform; (ii) a decrease of $0.5 million in non-cash stock-based compensation expense; and (iii) a decrease of $0.2 million in direct clinical costs following the completion of enrollment in our Phase 2b study of lucinactant for patients with severe COVID-19 associated ARDS.

General and administrative expenses for the second quarter of 2022 were $2.9 million, compared to $3.4 million for the second quarter of 2021. The decrease in general and administrative expenses is primarily due to (i) a decrease of $0.3 million in non-cash stock-based compensation expense; and (ii) a decrease of $0.3 million in professional fees; partially offset by (iii) an increase of $0.1 million in personnel costs.

The Company reported a net loss of $17.3 million ($0.59 per basic share) on 29.2 million weighted-average common shares outstanding for the quarter ended June 30, 2022, compared to a net loss of $37.4 million ($1.42 per basic share) on 26.4 million weighted average common shares outstanding for the comparable period in 2021.

As of June 30, 2022, the Company reported cash and cash equivalents of $11.4 million, which is expected to be sufficient to fund operations into the first quarter of 2023.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which will be filed with the Securities and Exchange Commission on August 11, 2022, which includes detailed discussions about the Company’s business plans and operations, financial condition, and results of operations.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is advancing multiple late-stage interventions for acute cardiovascular and acute pulmonary disorders to treat patients in moments of crisis. Using new scientific and clinical approaches, Windtree is developing a multi-asset franchise anchored around compounds with an ability to activate SERCA2a, with lead candidate, istaroxime, being developed as a first-in-class treatment for acute heart failure and for early cardiogenic shock. Windtree’s heart failure platform includes follow-on oral pre-clinical SERCA2a activator assets as well. In pulmonary care, Windtree has focused on facilitating the transfer of the clinical development of AEROSURF®, to its licensee in Asia, Lee’s HK. Included in Windtree’s portfolio is rostafuroxin, a novel precision drug product targeting hypertensive patients with certain genetic profiles.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include: risks and uncertainties associated with the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the Company’s clinical trials, clinical trial timelines or disruption in supply chain; the success and advancement of the clinical development programs for istaroxime and the Company’s other product candidates; the impacts of political unrest, including as a result geopolitical tension, including escalation in the conflict between Russia and Ukraine, the People’s Republic of China and the Republic of China (Taiwan), and any additional resulting sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites, and through disruption, instability and volatility in the global markets, which could have an adverse impact on the Company’s ability to access the capital markets; the Company’s ability to secure significant additional capital as and when needed; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks that the Company may never realize the value of its intangible assets and have to incur future impairment charges; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; and the rate and degree of market acceptance of the Company’s product candidates, if approved. These and other risks are described in the Company’s periodic reports, including its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Monique Kosse

LifeSci Advisors

212.915.3820 or monique@lifesciadvisors.com

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WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$11,378	$22,348
Prepaid expenses and other current assets	1,784	1,143
Total current assets	13,162	23,491

Property and equipment, net	307	1,011
Restricted cash	154	154
Operating lease right-of-use assets	2,074	2,381
Intangible assets	32,070	32,070
Goodwill	4,046	15,682
Total assets	$51,813	$74,789

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,072	$693
Accrued expenses	2,823	3,408
Operating lease liabilities - current portion	432	528
Loans payable - current portion	1,007	294
Total current liabilities	5,334	4,923

Operating lease liabilities - non-current portion	1,839	2,071
Restructured debt liability - contingent milestone payments	15,000	15,000
Other liabilities	3,800	3,800
Deferred tax liabilities	6,643	7,114
Total liabilities	32,616	32,908

Stockholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized at June 30, 2022 and December 31, 2021; 29,406,196 and 28,268,950 shares issued at June 30, 2022 and December 31, 2021, respectively; 29,406,172 and 28,268,926 shares outstanding at June 30, 2022 and December 31, 2021, respectively	29	28
Additional paid-in capital	833,006	830,231
Accumulated deficit	(810,784)	(785,324)
Treasury stock (at cost); 24 shares	(3,054)	(3,054)
Total stockholders’ equity	19,197	41,881
Total liabilities & stockholders’ equity	$51,813	$74,789

WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Expenses:
Research and development	$2,995	$4,221	$8,340	$8,631
General and administrative	2,907	3,371	5,895	8,040
Loss on impairment of goodwill	11,636	-	11,636	-
Loss on impairment of intangible assets	-	37,770	-	37,770
Total operating expenses	17,538	45,362	25,871	54,441
Operating loss	(17,538)	(45,362)	(25,871)	(54,441)

Other income (expense):
Interest income	17	39	18	89
Interest expense	(13)	(46)	(26)	(87)
Other income (expense), net	201	(352)	419	(243)
Total other income (expense), net	205	(359)	411	(241)

Loss before income taxes	(17,333)	(45,721)	(25,460)	(54,682)
Deferred income tax benefit	-	8,332	-	8,332
Net loss	$(17,333)	$(37,389)	$(25,460)	$(46,350)

Net loss per common share
Basic and diluted	$(0.59)	$(1.42)	$(0.87)	$(2.10)

Weighted average number of common shares outstanding
Basic and diluted	29,200	26,350	29,236	22,047